PROSPECTUS SUPPLEMENT dated March 18, 1999
to Prospectus dated January 29, 1999)

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

      This Prospectus Supplement supplements our Prospectus dated January 29, 1999 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

      The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Senior Securities" following the heading "Senior Medium-Term Notes, Series C" to reflect the issuance of additional Senior Medium-Term Notes, Series C following the date of the
Prospectus:

Additional Senior Medium-Term Notes, Series C

We have issued $165,000,000                  The interest rate bases or formulas
aggregate principal amount of our            applicable to Series C Notes that
Senior Medium-Term Notes, Series C           bear interest at floating rates are
(the "Series C Notes") since the             indicated in the table below. The
date of the Prospectus. In the               Series C Notes are not subject to a
table below we specify the                   sinking fund and are not redeemable
following terms of those Series C            unless a redemption date is
Notes:                                       indicated below. Unless otherwise
o    Issuance Date;                          indicated below, Series C Notes
o    Principal amount;                       that are redeemable are redeemable
o    Maturity date;                          at 100% of their principal amount,
o    Interest rate and redemption            plus accrued and unpaid interest,
     dates, if any.                          if any, to the redemption date.


                                                               Interest Rate/
Issuance Date        Principal Amount     Maturity Date        Redemption Dates
-------------        ----------------     -------------        ----------------

February 10, 1999        $100,000,000     February 10, 2004    5.69%

March 18, 1999           $ 50,000,000     March 18, 2002       LIBOR Telerate
                                                               reset monthly
                                                               + 0.135%

March 18, 1999           $ 15,000,000     March 18, 2002       LIBOR Telerate
                                                               reset monthly
                                                               + 0.135%

                   ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Subordinated Securities" following the summary of terms of the "6% Subordinated Notes Due April 1, 2008" to reflect the issuance of Company Subordinated Securities described below following the date of the Prospectus:

6% Subordinated Notes Due 2009

o     Initial principal amount of series (subject to increase): $350,000,000
o     Maturity date: February 15, 2009
o     Interest payment dates: February 15 and August 15
o     Record dates: February 1 and August 1
o     Issuance date: February 23, 1999

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Subordinated Securities" following the heading "Subordinated Medium-Term Notes, Series A" to reflect the issuance of additonal Subordinated Medium-Term Notes, Series A following the date of the
Prospectus:

Additional Subordinated Medium-Term Notes, Series A

We have issued $40,000,000                  The interest rate bases or formulas
aggregate principal amount of our           applicable to Series A Notes that
Subordinated Medium-Term Notes,             bear interest at floating rates are
Series A (the "Series A Notes")             indicated in the table below. The
since the date of the Prospectus.           Series A Notes are not subject to a
In the table below we specify the           sinking fund and are not redeemable
following terms of those Series A           unless a redemption date is
Notes:                                      indicated below. Unless otherwise
o    Issuance date;                         indicated below, Series A Notes
o    Principal amount;                      that are redeemable are redeemable
o    Maturity date;                         at 100% of their principal amount,
o    Interest rate and redemption           plus accrued and unpaid interest,
     dates, if any.                         if any, to the redemption date.



                                                            Interest Rate/
Issuance Date        Principal Amount     Maturity Date     Redemption Dates
-------------        ----------------     -------------     ----------------

March 5, 1999             $20,000,000     March 5, 2014     6.25%; redeemable in
                                                            whole only on
                                                            quarterly interest
                                                            payment dates on or
                                                            after March 5, 2003

March 18, 1999            $20,000,000     March 18, 2019    6.75%; redeemable in
                                                            whole only on semi-
                                                            annual interest
                                                            payment dates on or
                                                            after March 18, 2003